EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DURECT Corporation 2000 Stock Plan and DURECT Corporation 2000 Employee Stock Purchase Plan of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of DURECT Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, DURECT Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DURECT Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

May 15, 2006